Exhibit 99.1

Evergreen Energy Board of Directors Approves
Common Stock Share Repurchase Program

FOR IMMEDIATE RELEASE

DENVER, Thursday, January 22, 2009— The board of directors of Evergreen Energy Inc. (NYSE Arca:EEE), a cleaner coal technology, energy production and environmental solutions company, has authorized the company to repurchase up to 15 percent of the company’s current outstanding common shares, or approximately 18.6 million shares, through open market and privately negotiated transactions at prices deemed appropriate by management.
The timing and amount of the repurchase transactions will depend on market conditions, regulatory and corporate considerations, and would be made with appropriate cash on hand after consummation of previously announced strategic alternatives. The duration of the repurchase program is 12 months and there is no guarantee as to whether the company will act on this board authorization or to the exact number of shares that may be repurchased.
“Evergreen’s board and management believe that our shares represent an attractive investment at these valuations,” said Kevin Collins, president and CEO. “The board’s authorization enables us to recognize this opportunity while also providing an anti-dilutive benefit to our existing shareholders. Combined with our recent retention of an outside advisor to review strategic alternatives for the company and the subsequent implementation of a shareholder rights plan, today’s repurchase authorization is the latest in a series of steps designed to enhance shareholder value for investors in Evergreen Energy.”

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Evergreen Share Repurchase
January 22, 2009 – Page 2

About Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) refines coal into a cleaner, more efficient and affordable solid fuel that is available today to meet the growing energy demands of industrial and utility customers while addressing important environmental concerns. Visit www.evgenergy.com for more information.

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Contacts:
Analyst and Investors:	Media and Public Affairs
Jimmac Lofton	Paul Jacobson
VP Corporate Development	VP Corporate Communications
303-293-2992	303-293-2992
jlofton@evgenergy.com	pjacobson@evgenergy.com

Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this release is encouraged to study. Readers of this release are cautioned not to put undue reliance on forward-looking statements.